Exhibit 99.1
Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777
Universal Electronics Reports First Quarter 2009 Financial
Results
- Posts Sales Growth of 16% over the First Quarter of 2008 -
CYPRESS, CA — May 7, 2009 — Universal Electronics Inc. (UEI), (NASDAQ: UEIC) reported financial results for the first quarter ended March 31, 2009.
“Our strong sales for the first quarter were driven by our Business Category and exceeded our expectations,” stated Paul Arling, UEI’s Chairman and CEO. “We believe consumers’ television viewing habits continue to fuel growth in the subscription broadcasting market. In fact, the devices and technologies that power the transitions from analog to digital, non-DVR to DVR and standard definition to high definition are increasing in demand across the globe. We are working closely with our customers to develop the technologies that power their devices and meet consumer demand.”
Quarterly Financial Results: First Quarter 2009 Compared to First Quarter 2008
•	Net sales were $71.1 million, compared to $61.2 million.
•	Business Category revenue was $60.9 million, compared to $48.3 million. The Business Category contributed 86% of total net sales, compared to 79%.

•	Consumer Category revenue was $10.2 million, compared to $12.9 million. The Consumer Category contributed 14% of total net sales, compared to 21%.
•	Gross margins were 30.1%, compared to 35.5%.

•	Total operating expenses were $19.9 million including $1.1 million in deal costs related to the acquisition of remote control assets as described in the Recent Highlights section, compared to $19.1 million.

•	Net income was $796,000, or $0.06 per diluted share, compared to $2.5 million, or $0.17 per diluted share.

•	At March 31, 2009 the total of cash, cash equivalents and term deposits was $66.3 million.

Bryan Hackworth, UEI’s CFO, stated, “We delivered a strong first quarter, posting a 16% sales increase compared to last year. Even in this difficult economic environment, we received large volume orders from our subscription broadcasting customers, which resulted in a 26% increase in Business Category sales. Although our gross margin rate was lower than in the prior year quarter, we have a number of initiatives in place to improve our gross margin rate and expect to see results beginning in the second quarter, as reflected in our guidance.”
Financial Outlook
For the second quarter of 2009, net sales are expected to range between $74.5 million and $77.5 million, compared to $70.7 million in the second quarter of 2008. The company anticipates gross margins for the second quarter of 2009 will be approximately 32.5% percent of sales, plus or minus one point, compared to 34.3% of sales in the second quarter of 2008. For the second quarter of 2009, operating expenses are expected to range from $19.3 million to $19.9 million, compared to second quarter 2008 operating expenses of $19.9 million. Earnings per diluted share for the second quarter of 2009 are expected to range from $0.22 to $0.26, compared to earnings per diluted share of $0.24 in the second quarter of 2008.
Management now expects full year 2009 net sales to grow between 3% and 8% from $287.1 million in the full year 2008. EPS is expected to grow between 0% and 8% over the $1.09 per diluted share earned in 2008.
Recent Highlights
“As announced in February, during the first quarter we made a significant acquisition of universal remote control assets from Zilog, Inc., including intellectual property, customers, sales personnel, a full library of infrared codes, and an engineering facility located in India. We also hired key executives and additional personnel in the United States and Asia. We are pleased with the integration process so far and are confident in the success this newly acquired business will bring to UEI,” concluded Arling.
Conference Call Information
UEI’s management team will hold a conference call today, Thursday, May 7, 2009 at 4:30 p.m. ET / 1:30 p.m. PT, to discuss its first quarter 2009 earnings results, review the quarterly activity and answer questions. To participate in the U.S. please dial 877-655-6895 and internationally dial 706-758-0299 approximately 10 minutes prior to the start of the conference. The conference ID is 95591927. The live call can also be accessed over the Internet through UEI’s Web site at www.uei.com and will be available for replay for a year at www.uei.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 800-642-1687 and internationally, 706-645-9291. Enter access code 95591927.

About Universal Electronics Inc.
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. UEI also delivers complete home control solutions in the professional custom installation market under the brand name Nevo®, as well as software solutions for digital media control and enjoyment in the consumer and OEM markets under the brand SimpleCenter™. For additional information, visit our web site at www.uei.com.
Safe Harbor Statement
This press release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the changes in wireless control and semiconductor market conditions and demand; technological and product development risks; the future performance of the acquired technologies; the timing and success of the Company’s integration of recently acquired the patented and software technologies with the Company’s existing technologies, including the successful transition of recently hired personnel and technology development; the ability to realize anticipated synergies from the Zilog acquired assets with the Company’s existing businesses; the realization of the improvement in the Company’s gross margins anticipated by management due to the successful implementation of supporting initiatives; the continued growth in the subscription broadcasting markets and increasing global consumer demand for digital, DVR, and HD transitions; the continued softness in our worldwide markets due to the current economic environment; general economic conditions; and other factors described in the Company’s filings with the U.S. Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
- Tables Follow —

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share-related data)
(Unaudited)

	March 31,	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$17,357	$75,238
Term deposit	48,930	—
Accounts receivable, net	54,674	59,825
Inventories, net	41,929	43,675
Prepaid expenses and other current assets	2,001	3,461
Deferred income taxes	2,393	2,421

Total current assets	167,284	184,620
Equipment, furniture and fixtures, net	8,121	8,686
Goodwill	13,555	10,757
Intangible assets, net	12,014	5,637
Other assets	501	609
Deferred income taxes	7,231	7,246

Total assets	$208,706	$217,555

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,164	$44,705
Accrued sales discounts, rebates and royalties	4,015	4,848
Accrued income taxes	3,608	2,334
Accrued compensation	4,130	3,617
Other accrued expenses	6,046	6,813

Total current liabilities	54,963	62,317
Long-term liabilities:
Deferred income taxes	128	130
Income tax payable	1,442	1,442
Other long-term liabilities	184	313

Total liabilities	56,717	64,202

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 18,760,034 and 18,715,833 shares issued at March 31, 2009 and December 31, 2008, respectively	188	187
Paid-in capital	121,789	120,551
Accumulated other comprehensive (loss) income	(1,118)	750
Retained earnings	105,110	104,314

	225,969	225,802

Less cost of common stock in treasury, 5,169,380 and 5,070,319 shares at March 31, 2009 and December 31, 2008, respectively	(73,980)	(72,449)

Total stockholders’ equity	151,989	153,353

Total liabilities and stockholders’ equity	$208,706	$217,555

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Net sales	$71,126	$61,191
Cost of sales	49,689	39,456

Gross profit	21,437	21,735

Research and development expenses	2,110	2,196
Selling, general and administrative expenses	17,791	16,856

Operating income	1,536	2,683
Interest income, net	139	897
Other (expense) income, net	(368)	182

Income before provision for income taxes	1,307	3,762
Provision for income taxes	(511)	(1,289)

Net income	$796	$2,473

Earnings per share:
Basic	$0.06	$0.17

Diluted	$0.06	$0.17

Shares used in computing earnings per share:
Basic	13,658	14,474

Diluted	13,831	14,957

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Cash provided by operating activities:
Net income	$796	$2,473
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,596	1,369
Provision for doubtful accounts	83	47
Provision for inventory write-downs	941	325
Benefit for deferred income taxes	(1)	(58)
Tax benefit from exercise of stock options	38	42
Excess tax benefit from stock-based compensation	(15)	(20)
Shares issued for employee benefit plan	120	60
Stock-based compensation	952	1,179

Changes in operating assets and liabilities:
Accounts receivable	3,824	8,698
Inventories	68	(6,187)
Prepaid expenses and other assets	1,517	(458)
Accounts payable and accrued expenses	(7,887)	(2,594)
Accrued income taxes	1,363	702

Net cash provided by operating activities	3,395	5,578

Cash used for investing activities:
Term Deposit	(48,930)	—
Acquisition of equipment, furniture and fixtures	(674)	(2,502)
Acquisition of intangible assets	(224)	(212)
Acquisition of assets from Zilog, Inc.	(9,502)	—

Net cash used for investing activities	(59,330)	(2,714)

Cash used for financing activities:
Proceeds from stock options exercised	223	223
Treasury stock purchased	(1,626)	(11,455)
Excess tax benefit from stock-based compensation	15	20

Net cash used for financing activities	(1,388)	(11,212)

Effect of exchange rate changes on cash	(558)	5,124

Net decrease in cash and cash equivalents	(57,881)	(3,224)

Cash and cash equivalents at beginning of period	75,238	86,610

Cash and cash equivalents at end of period	$17,357	$83,386